Exhibit 23.1

Grant Thornton Audit and
Accounting Limited (Dubai Branch)

The Offices 5
Level 3
Office 302, 303
To the Board of Directors and Shareholders	One Central, DWTC
Swvl Holdings Corp.	Dubai, UAE

P.O. Box 1620
T +971 4 388 9925 F +971 4 388 9915
www.grantthornton.ae

Consent of independent registered public accounting firm

We have issued our report(s) dated April 30, 2024 with respect to the consolidated financial statements of Swvl Holdings Corp. and its subsidiaries included in the Annual Report on Form 20-F for the year ended December 31, 2023, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton Audit and Accounting Limited (Dubai Branch)
Dubai, United Arab Emirates

3 June 2024